As filed with the Securities and Exchange Commission on November 6, 2006	Registration No. 333- ___

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BROADVISION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3184303
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

585 Broadway, Redwood City, CA 94063
(Address of Principal Executive Offices)

2006 Equity Incentive Plan
(Full Title of the Plans)
Pehong Chen
President and Chief Executive Officer
BroadVision, Inc.
585 Broadway
Redwood City, California 94063
(650) 261-5100
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Kenneth L. Guernsey
Peter H. Werner
Cooley Godward Kronish llp
101 California Street, 5th Floor
San Francisco, CA 94111
(415) 693-2000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Shares of Common Stock, par value $.0001 per share, subject to options granted under the 2006 Equity Incentive Plan	20,000	$0.61	$12,200
Shares of Common Stock, par value $.0001 per share, reserved for future issuance under the 2006 Equity Incentive Plan	3,480,000	$0.76	$2,644,800
Total	3,500,000		$2,657,000	$284.30

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”), this Registration Statement also covers an indeterminate number of Common Stock issuable upon exercise of or in respect of the options, as such number may be adjusted as the result of stock splits, stock dividends and antidilution provisions (including adjustments to the option exercise prices).

(2)	Estimated solely for the purpose of calculating the amount of the registration fee. The offering price per share and aggregate offering price are based upon (a) the exercise price, for shares subject to options previously granted under the 2006 Equity Incentive Plan (the “Equity Plan”) (pursuant to Rule 457(h) under the Act and (b) the average of the high and low prices of the Registrant’s Common Stock as reported on the Pink Sheets® on October 31, 2006 for shares available for future issuance pursuant to the Equity Plan (pursuant to Rule 457(c) under the Act).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed by BroadVision, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:
     (a) The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 and filed with the SEC on June 9, 2006, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and filed with SEC on August 10, 2006, as amended by the Company’s amended Quarterly Report on Form 10-Q/A filed with the SEC on September 25, 2006, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and filed with the SEC on September 25, 2006 and the Company’s Current Reports on Form 8-K, filed with the SEC on January 23, 2006, March 9, 2006, May 19, 2006, June 8, 2006, June 12, 2006, October 18, 2006 and October 26, 2006.
     (b) The description of the Company’s Common Stock which is contained in a registration statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     As permitted by Section 145 of the Delaware General Corporation Law, the Company’s amended and restated certificate of incorporation and bylaws provide that (i) the Company is required to indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law, (ii) the Company may, in the Company’s discretion, indemnify the Company’s other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) the Company is required to advance all expenses incurred by the Company’s directors and executive officers in connection with certain legal proceedings, (iv) the rights conferred in the bylaws are not exclusive and (v) the Company is authorized to enter into indemnification agreements with the Company’s directors, officers, employees and agents.
     The Company has entered into agreements with the Company’s directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of the Company’s affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.
     The Company maintains a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Company for those losses for which the Company has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

EXHIBITS

Exhibit
Number

5.1	Opinion of Cooley Godward Kronish llp.

23.1	Consent of Stonefield Josephson, Inc.

23.2	Consent of BDO Seidman, LLP.

23.3	Consent of Cooley Godward llp is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages.

99.1	2006 Equity Incentive Plan.

99.2	Form of Stock Option Agreement used in connection with the 2006 Equity Incentive Plan.

UNDERTAKINGS
1. The undersigned registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (b) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (d) That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on this 6th day of November, 2006.

BroadVision, Inc.
By:	/s/ Pehong Chen
Pehong Chen
Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pehong Chen his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Pehong Chen Pehong Chen	Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	November 6, 2006

James D. Dixon	Director

/s/ Robert Lee Robert Lee	Director	November 6, 2006

/s/ Francois Stieger
Francois Stieger	Director	November 6, 2006

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Cooley Godward Kronish llp.

23.1	Consent of Stonefield Josephson, Inc.

23.2	Consent of BDO Seidman, LLP.

23.3	Consent of Cooley Godward llp is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages.

99.1	2006 Equity Incentive Plan

99.2	Form of Stock Option Agreement used in connection with the 2006 Equity Incentive Plan.